Exhibit 10.1
[English Translation]
Tenancy Agreement
Parties of the lease
Landlord: (Part A ) Chan Cheong Wah Enterprises Company Limited
Tenant : (Part B) Info Smart Technology Ltd

The two parties agreed to set a lease as follow:

1. Part A will rent out the unit B4, 7/F., Fortune Factory Building, No.40, Lee Chung Street, Chai Wan, Hong Kong) to Part B. The rent is HK$9,500 (The receipt will be given when paying rent). The rent term from January 1st, 2004 to December 31st, 2004. Part B cannot end the rent during the term, otherwise, the left rent should be paid by Part B.

2. Part B has no right to sublease or sublet the building. Part B cannot use other places except the building. If Part B wants to continue or stop the rent, he or she should make a written announcement 2 months before the expiration date. (When Part B wants to continue the rent, a new lease should be signed).

3. The rent should be paid on the first day of rent term every month, in the same way with that in previous month. Part B should not get behind with rent. If the rent can not be paid ten days after the set date, Part A has the right to put up a notice in a conspicuous place on the building’s door, to hurry Part B. If Part B does not pay the rent or does not comply with the provisions of the lease, Part A enjoys legal right to end the lease. Part B should take all responsibilities and lose the right to rent the building. Part B has no right to demur when Part A rents out the building to others and ask for the left rent.

4. When Part B moves out, Part B should take away all the things but Part A ’s property in the building within the rent term. If Part B refuses to return keys or leaves any property on purpose of delaying, three days after the moving, he or she will lose the ownership of the property. Then Part A without the procedures of police office or count, to sell the property with two witnesses. The money will make up the arrearage. If the money is not enough, Part B still has to pay the left rent.

5. Part B should not pay the building expense or transfer fee, but should pay the lesser margin of two months, that is, HK$19,000. When Part B moves out, should return the money mentioned above without its interest and retake the lease. If Part B does not pay the rent or any other fees, Part A has the right to deduct the money from the margin. Part B should know that the margin can not be used as cash to pay the rent.

6. The real estate government rent and rates should be paid by Part A. The other expenses, management fees, water, electricity, pump and cleaning bills should be paid by Part B.

7. When Part B moves in, in principle he is not allowed to dismantle the decoration he had made to the house for the sake of the neat and safety of the house. If the proprietor agrees, Part B can dismantle the decoration, but must repair the house.

8. The building can only be used as industry. Part B mustn’t store any prohibited articles or do anything that offends the laws of Hong Kong in the building. When Part B moves out, he must not rent out the building to others.

9. Part B has received ___ keys to the apartment door and the room door delivered by the proprietor. When Part B will move out someday, he must hand in all the keys to the proprietor. If any key missing, the tenant must make a new key fit the lock. If something uncovered, we deal with the issues according to the Hong Kong lease law.

10. The lease has two copies, one of which is hold by the landlord and the other is hold by tenant.

Part A Signature: /s/ Chan Cheong Wah Enterprises Company Limited

Part B Signature: /s/ Info Smart Technology Ltd

ID No.:
ID No.
or BR No.: 32327759

January 29th, 2004